EXHIBIT 4.2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

                    AMENDMENT made and entered into as of the 8th day of June, 1997, by and between Giddings & Lewis, Inc. (the "Company") and Firstar Trust Company (the "Rights Agent"), under the Rights Agreement dated as of August 23, 1995, by and between the Company and the Rights Agent (the "Agreement").

                    WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights
          Agreement; and

                    WHEREAS, pursuant to Section 27 of the Rights
          Agreement, the Company may from time to time prior to the Distribution Date (as defined therein) supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

                    WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the "Merger
          Agreement"), among the Company, Thyssen
          Aktiengesellschaft ("Parent") and TAQU, Inc., a wholly-owned subsidiary of Parent; and

                    WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

                    WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

                    NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

                    A. Section 1(c) is hereby amended by adding the following at the end of such Section:

               Notwithstanding the foregoing, for purposes of this Agreement, neither Thyssen Aktiengesellschaft ("Parent") nor TAQU, Inc., a wholly-owned subsidiary of Parent (the "Permitted Purchasers") shall be deemed to be the beneficial owner of or to beneficially own any shares of Common Stock of the Company if and so long as (i) that certain Agreement and Plan of Merger, dated as of the June 11, 1997, among the Company and the Permitted Purchasers (the "Merger Agreement") has been fully executed, is in effect and has not been terminated by any party thereto and (ii) no Permitted Purchaser has acquired any shares of Common Stock other than pursuant to the terms of the Merger Agreement.

                    B. The Agreement is hereby further amended to add a new Section 34 to the Agreement which shall read in its entirety as follows:

               Section 34. Nothing in this Agreement shall be construed to create or cause a Distribution Date or Shares Acquisition Date or to constitute a Section 11(a)(ii) Event or Section 13 Event or give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under the Agreement solely as a result of or in connection with the execution of the Merger Agreement or the commencement or consummation of the transactions contemplated by the Merger Agreement.

                    C.  This Amendment shall be deemed to be a
          contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

                    D.   This Amendment may be executed in any
          number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

                    E. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.


                    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

          Attest:                            GIDDINGS & LEWIS, INC.


          By:  /s/ Todd A. Dillmann          By: /s/ Douglas E. Barnett
              ______________________            __________________________
          Name:  Todd A. Dillmann            Name:  Douglas E. Barnett
          Title: Secretary                   Title: Vice President and Corporate
                                                      Controller

          Attest:                            FIRSTAR TRUST COMPANY


          By:  /s/ Yvonne Siira              By:  /s/ William Caruso
              _______________________            ______________________
          Name:  Yvonne Siira                Name:  William Caruso
          Title: Assistant Secretary         Title: Assistant Vice President